Exhibit 23(b)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedules of NiSource, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated February 26, 2010, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2009, and our report dated June 24, 2010 appearing in the Annual Report on Form 11-K of NiSource Inc. Retirement Savings Plan for the year ended December 31, 2009.
/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
November 18, 2010